UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*

                                 Paula Financial
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    703588103
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

                                | | Rule 13d-1(b)
                                | | Rule 13d-1(c)
                                |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 (Page 1 of 25)

--------------------------------------------------------------------------------
CUSIP No. 703588103                    13G                    Page 2 of 25 Pages
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             General American Mutual Holding Company

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Missouri

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         453,393
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          453,393

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             453,393

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.6%

    12       TYPE OF REPORTING PERSON

             HC, CO

--------------------------------------------------------------------------------
CUSIP No. 703588103                    13G                    Page 3 of 25 Pages
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             GenAmerica Corporation

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Missouri

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         453,393
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          453,393

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             453,393

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.6%

    12       TYPE OF REPORTING PERSON

             HC, CO

--------------------------------------------------------------------------------
CUSIP No. 703588103                    13G                    Page 4 of 25 Pages
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             General American Life Insurance Company

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Missouri

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         453,393
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          453,393

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             453,393

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.6%

    12       TYPE OF REPORTING PERSON

             HC, IC, CO

--------------------------------------------------------------------------------
CUSIP No. 703588103                    13G                    Page 5 of 25 Pages
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             General American Holding Company

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Missouri

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         453,393
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          453,393

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             453,393

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.6%

    12       TYPE OF REPORTING PERSON

             HC, CO

--------------------------------------------------------------------------------
CUSIP No. 703588103                    13G                    Page 6 of 25 Pages
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             Conning Corporation

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Missouri

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         453,393
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          453,393

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             453,393

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.6%

    12       TYPE OF REPORTING PERSON

             HC, CO

--------------------------------------------------------------------------------
CUSIP No. 703588103                    13G                    Page 7 of 25 Pages
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             Conning, Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         453,393
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          453,393

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             453,393

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.6%

    12       TYPE OF REPORTING PERSON

             HC, CO

--------------------------------------------------------------------------------
CUSIP No. 703588103                    13G                    Page 8 of 25 Pages
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             Conning & Company

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Connecticut

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         453,393
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          453,393

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             453,393

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.6%

    12       TYPE OF REPORTING PERSON

             BD, CO, IA

--------------------------------------------------------------------------------
CUSIP No. 703588103                    13G                    Page 9 of 25 Pages
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             Conning Insurance Capital Limited Partnership II

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         0
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          0

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0%

    12       TYPE OF REPORTING PERSON

             PN

--------------------------------------------------------------------------------
CUSIP No. 703588103                    13G                   Page 10 of 25 Pages
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             Conning Insurance Capital International Partners II

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         0
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          0

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0%

    12       TYPE OF REPORTING PERSON

             PN

--------------------------------------------------------------------------------
CUSIP No. 703588103                    13G                   Page 11 of 25 Pages
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             Conning Insurance Capital Limited Partnership III

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         348,038
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          348,038

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             348,038

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.8%

    12       TYPE OF REPORTING PERSON

             PN

--------------------------------------------------------------------------------
CUSIP No. 703588103                    13G                   Page 12 of 25 Pages
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             Conning Insurance Capital International Partners III, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         75,678
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          75,678

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             75,678

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.3%

    12       TYPE OF REPORTING PERSON

             PN

--------------------------------------------------------------------------------
CUSIP No. 703588103                    13G                   Page 13 of 25 Pages
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             Conning Investment Partners II, L.L.C.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         0
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          0

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0%

    12       TYPE OF REPORTING PERSON

             OO

--------------------------------------------------------------------------------
CUSIP No. 703588103                    13G                   Page 14 of 25 Pages
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             Conning Investment Partners Limited Partnership III

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         423,716
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          423,716

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,716

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.1%

    12       TYPE OF REPORTING PERSON

             PN

Item 1(a).  Name of Issuer:

     The name of the Issuer is Paula Financial (the "Issuer").

Item 1(b).  Address of Issuer's Principal Executive Offices:

     The principal executive offices of the Issuer are located at 300 N. Lake Avenue, Suite 300, Pasadena, CA 91101.

Item 2(a).  Name of Person Filing:

     This statement is being filed jointly by the following parties: (i) General American Mutual Holding Company ("GAMHC"), which owns all of the outstanding capital stock of GenAmerica Corporation ("GC"), (ii) GC, which owns all of the outstanding capital stock of General American Life Insurance Company ("GALIC"),
(iii) GALIC, which owns all of the outstanding capital stock of General American Holding Company ("Holdings"), (iv) Holdings, which owns a majority of the outstanding voting capital stock of Conning Corporation ("Conning Corp."), (v) Conning Corp. which owns all of the outstanding capital stock of Conning, Inc.,
(vi) Conning, Inc. which owns all of the outstanding capital stock of Conning & Company ("Conning"), (vii) Conning has voting and dispositive control as (A) the general partner of the limited partnership which is the general partner of Conning Insurance Capital Limited Partnership III ("CICLP III") and Conning Insurance Capital International Partners III, L.P. ("CICIP III"), and (B) the manager member of the limited liability company which is the general partner of Conning Insurance Capital Limited Partnership II ("CICLP II") and Conning
Insurance Capital International Partners II ("CICIP II"), (viii) Conning Investment Partners II, L.L.C. ("Conning LLC") has voting and dispositive control as the general partner of CICLP II and CICIP II, (ix) Conning Investment Partners Limited Partnership III ("Conning Investment") has voting and dispositive control as the general partner of CICLP III and CICIP III, (x) CICLP II, which formerly directly owned Common Stock, (xi) CICIP II, which formerly directly owned Common Stock, (xii) CICLP III, which directly owns Common Stock and (xiii) CICIP III, which directly owns Common Stock. A copy of the agreement between the Reporting Persons that this Schedule 13G is filed on behalf of each of them is attached hereto as Exhibit A.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of GAMHC, GC, GALIC, Holdings and Conning Corp. is 700 Market Street, St. Louis, Missouri 63101. The address of the principal business office of each of Conning, Inc., Conning, Conning Investment, Conning L.L.C., CICLP II and CICLP III is CityPlace II, 185 Asylum Street, Hartford, Connecticut 06103-4105. The principal business office of CICIP II and CICIP III is Bank of Bermuda (Cayman) Limited, P.O. Box 513 GT Grand Cayman, Cayman Islands, B.W.I.

Item 2(c).  Citizenship:

     GAMHC, GC, GALIC, Holdings and Conning Corp. are Missouri corporations. Conning Inc. is a Delaware corporation. Conning is a Connecticut corporation. Conning Investment, CICLP II and CICLP III are limited partnerships organized under the laws of Delaware. Conning L.L.C. is a limited liability company organized under the laws of Delaware. CICIP II and CICIP III are limited partnerships organized under the laws of the Cayman Islands.

Item 2(d).  Title of Class of Securities:

     This Schedule 13G statement relates to Common Stock.

Item 2(e).  CUSIP Number:

     703588-10-3

Item 3.   If this  statement is filed  pursuant to Rules 13d-1(b) or 13d-2(b) or
          (c), check whether the person filing is a:

          (a)  |_|  Broker or dealer  registered under section 15 of the Act (15
                    U.S.C. 78o);
          (b)  |_|  Bank as  defined  in  section  3(a)(6) of the Act (15 U.S.C.
                    78c);
          (c)  |_|  Insurance  company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c);
          (d)  |_|  Investment   company  registered  under  section  8  of  the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8);
          (e)  |_|  An    investment    adviser   in    accordance    with   ss.
                    240.13d-1(b)(1)(ii)(E);
          (f)  |_|  An employee  benefit  plan or endowment  fund in  accordance with ss. 240.13d-1(b)(1)(ii)(F);
          (g)  |_|  A parent  holding  company or control  person in  accordance with ss. 240.13d-1(b)(1)(ii)(G);
          (h)  |_|  A savings  association  as defined  in  Section  3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);
          (i)  |_|  A church plan that is  excluded  from the  definition  of an investment  company under section 3(c)(14) of the Investment
                    Company Act of 1940 (15 U.S.C. 80a-3).

     This Schedule 13G statement is being filed pursuant to Rule 13d-2(b) as an amendment to an original Schedule 13G filed pursuant to Rule 13d-1(d). The original Schedule 13G was filed as a result of the ownership of more than 5% of the Common Stock of the Issuer prior to the initial public offering of the Issuer.

Item 4.  Ownership.

                                                            Sole Power      Shared Power    Sole Power to     Shared Power
                                Amount                      to Vote or       to Vote or       Dispose or      to Dispose or
                             Beneficially      Percent of   Direct the       Direct the       Direct the       Direct the
    Reporting Person            Owned            Class         Vote             Vote        Disposition of   Disposition of
    ----------------         ------------      ----------   ----------      ------------    --------------   --------------
1.  GAMHC                    453,393 (1)          7.6%          0             453,393             0              453,393
2.  GC                       453,393 (1)          7.6%          0             453,393             0              453,393
3.  GALIC                    453,393 (1)          7.6%          0             453,393             0              453,393
4.  Holdings                 453,393 (1)          7.6%          0             453,393             0              453,393
5.  Conning Corp.            453,393 (1)          7.6%          0             453,393             0              453,393
6.  Conning, Inc.            453,393 (1)          7.6%          0             453,393             0              453,393
7.  Conning                  453,393 (1)          7.6%          0             453,393             0              453,393
8.  Conning Investment       423,716 (1)          7.1%          0             423,716             0              423,716
9.  CICLP III                348,038 (1)          5.8%          0             348,038             0              348,038
10. CICIP III                 75,678 (1)          1.3%          0              75,678             0               75,678
11. CICLP II                       0                0           0                   0             0                    0
12. CICIP II                       0                0           0                   0             0                    0
13. Conning LLC                    0                0           0                   0             0                    0

(1) By virtue of the relationships described in Item 2(a), GAMHC, GC, GALIC, Holdings, Conning Corp. and Conning Inc. may be deemed to beneficially own all of the shares of Common Stock beneficially owned by Conning. By virtue of the relationships described in Item 2(a), Conning may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by Conning L.L.C., Conning Investment, CICLP II, CICIP II, CICLP III and CICIP III. By virtue of the relationships described in Item 2(a), Conning L.L.C. may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by CICLP II and CICIP II. By virtue of the relationships described in Item 2(a), Conning Investment may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by CICLP III and CICIP
III. The filing of this statement by GAMHC, GC, GALIC, Holdings, Conning Corp., Conning, Inc., Conning, Conning L.L.C. or Conning Investment shall not be construed as an admission that any of GAMHC, GC, GALIC, Holdings, Conning Corp., Conning, Inc., Conning,

Conning L.L.C. or Conning  Investment,  is, for the purposes of Section 13(d) or
Section 13(g) of the Securities Exchange Act of 1934, as amended (the "Act"), the beneficial owner of any securities covered by this statement.

     Because of the relationships described in Item 2(a), the reporting persons may be deemed to constitute a "group" within the meaning of Rule 13d-5 under the Act, and as such, each member of the group would be deemed to beneficially own, in the aggregate, all the shares of Common Stock held by members of the group. The reporting persons disclaim membership in a group.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|. CICLP II, CICIP II and Conning LLC have ceased to beneficially own more than five percent of Common Stock.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     GAMHC, GC, GALIC, Holdings, Conning Corp. and Conning, Inc. are each parent holding companies in the holding company structure described in Item 2(a) which identifies the relationship among the parties and Conning & Company, the relevant subsidiary.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10. Certification.

     Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1999


GENERAL AMERICAN MUTUAL HOLDING COMPANY


By:  /s/  Robert J. Banstetter
     --------------------------------
     Robert J. Banstetter
     Vice President


GENAMERICA CORPORATION


By:  /s/ Matthew P. McCauley
     --------------------------------
     Matthew P. McCauley
     Assistant Secretary


GENERAL AMERICAN LIFE INSURANCE COMPANY


By:  /s/ Matthew P. McCauley
     --------------------------------
     Matthew P. McCauley
     Vice President


GENERAL AMERICAN HOLDING COMPANY


By:  /s/ Matthew P. McCauley
     --------------------------------
     Matthew P. McCauley
     Vice President


CONNING CORPORATION


By:  /s/ Matthew P. McCauley
     --------------------------------
     Matthew P. McCauley
     Secretary

CONNING, INC.


By:  /s/ Fred M. Schpero
     --------------------------------
     Fred M. Schpero
     Secretary


CONNING & COMPANY


By:  /s/ John B. Clinton
     --------------------------------
     John B. Clinton
     Executive Vice President


CONNING INSURANCE CAPITAL LIMITED PARTNERSHIP II

By:  Conning Investment Partners Limited Partnership III,
     its General Partner

By:  Conning & Company,
     its General Partner


By:  /s/ John B. Clinton
     --------------------------------
     John B. Clinton
     Executive Vice President


CONNING INSURANCE CAPITAL LIMITED PARTNERSHIP III

By:  Conning Investment Partners Limited Partnership III,
     its General Partner

By:  Conning & Company,
     its General Partner


By:  /s/ John B. Clinton
     --------------------------------
     John B. Clinton
     Executive Vice President

CONNING INSURANCE CAPITAL INTERNATIONAL PARTNERS II

By:  Conning Investment Partners Limited Partnership III,
     its Investment General Partner

By:  Conning & Company,
     its General Partner


By:  /s/ John B. Clinton
     --------------------------------
     John B. Clinton
     Executive Vice President


CONNING INSURANCE CAPITAL INTERNATIONAL PARTNERS III, L.P.

By:  Conning Investment Partners Limited Partnership III,
     its Investment General Partner

By:  Conning & Company,
     its General Partner


By:   /s/ John B. Clinton
     --------------------------------
     John B. Clinton
     Executive Vice President


CONNING INVESTMENT PARTNERS II, L.L.C.

By:  Conning & Company
     its Manager Member


By:  /s/ John B. Clinton
     --------------------------------
     John B. Clinton
     Executive Vice President


CONNING INVESTMENT PARTNERS LIMITED PARTNERSHIP  III, L.P.

By:  Conning & Company,
     its General Partner


By:  /s/ John B. Clinton
     --------------------------------
     John B. Clinton
     Executive Vice President

                                  EXHIBIT INDEX

                EXHIBIT                                              PAGE NUMBER

A.   AGREEMENT BETWEEN REPORTING PERSONS                                  22

                                    EXHIBIT A

                       AGREEMENT BETWEEN REPORTING PERSONS

     This will  confirm the  agreement by and between the  undersigned  that the
Schedule 13G filed on or about this date with respect to the beneficial ownership of the undersigned of shares of common stock of Paula Financial, a Delaware corporation, is being filed on behalf of each of the parties named below.

     This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Date:  February 12, 1999


GENERAL AMERICAN MUTUAL HOLDING COMPANY


By:   /s/ Robert J.  Banstetter
     --------------------------------
     Robert J. Banstetter
     Vice President


GENAMERICA CORPORATION


By:  /s/ Matthew P. McCauley
     --------------------------------
     Matthew P. McCauley
     Assistant Secretary


GENERAL AMERICAN LIFE INSURANCE COMPANY


By:  /s/ Matthew P. McCauley
     --------------------------------
     Matthew P. McCauley
     Vice President


GENERAL AMERICAN HOLDING COMPANY


By:  /s/ Matthew P. McCauley
     --------------------------------
     Matthew P. McCauley
     Vice President

                                    EXHIBIT A

                       AGREEMENT BETWEEN REPORTING PERSONS
                                   (Continued)


CONNING CORPORATION


By:  /s/ Matthew P. McCauley
     --------------------------------
     Matthew P. McCauley
     Secretary

                                    EXHIBIT A

                       AGREEMENT BETWEEN REPORTING PERSONS
                                   (Continued)

CONNING, INC.


By:  /s/ Fred M. Schpero
     --------------------------------
     Fred M. Schpero
     Secretary


CONNING & COMPANY


By:  /s/ John B. Clinton
     --------------------------------
     John B. Clinton
     Executive Vice President


CONNING INSURANCE CAPITAL LIMITED PARTNERSHIP II

By:  Conning Investment Partners Limited Partnership III,
     its General Partner

By:  Conning & Company,
     its General Partner


By:  /s/ John B. Clinton
     --------------------------------
     John B. Clinton
     Executive Vice President


CONNING INSURANCE CAPITAL LIMITED PARTNERSHIP III

By:  Conning Investment Partners Limited Partnership III,
     its General Partner

By:  Conning & Company,
     its General Partner


By:  /s/ John B. Clinton
     --------------------------------
     John B. Clinton
     Executive Vice President

                                    EXHIBIT A

                       AGREEMENT BETWEEN REPORTING PERSONS
                                   (Continued)

CONNING INSURANCE CAPITAL INTERNATIONAL PARTNERS II

By:  Conning Investment Partners Limited Partnership III,
     its Investment General Partner

By:  Conning & Company,
     its General Partner


By:  /s/ John B. Clinton
     --------------------------------
     John B. Clinton
     Executive Vice President


CONNING INSURANCE CAPITAL INTERNATIONAL PARTNERS III, L.P.

By:  Conning Investment Partners Limited Partnership III,
     its Investment General Partner

By:  Conning & Company,
     its General Partner


By:  /s/ John B. Clinton
     --------------------------------
     John B. Clinton
     Executive Vice President


CONNING INVESTMENT PARTNERS II, L.L.C.

By:  Conning & Company
     its Manager Member


By:  /s/ John B. Clinton
     --------------------------------
     John B. Clinton
     Executive Vice President


CONNING INVESTMENT PARTNERS LIMITED PARTNERSHIP III

By:  Conning & Company,
     its General Partner


By:  /s/ John B. Clinton
     --------------------------------
     John B. Clinton
     Executive Vice President